Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of May 11, 2018 (the “Effective Date”), between Viveve Medical, Inc., a Delaware corporation (the “Company”), and Jim Robbins (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Employment.

(a)     Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions hereof (the “Term”).

(b)     Position and Duties. During the Term, the Executive shall serve as the Vice President, Finance and Administration of the Company, and shall have duties and responsibilities as may from time to time be prescribed by the Chief Financial Officer, or by the Chief Executive Officer (in the absence of a Chief Financial Officer), or any other individual designated by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time. The Executive shall devote substantially all of the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, such approval not to be unreasonable withheld, and so long as such service does not materially interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement.

(c)     Location. As of the Effective Date, Executive shall work out of the Company’s headquarters in Colorado. For the avoidance of doubt, this Agreement is contingent on Executive’s successful relocation to Colorado and incorporates by reference that certain relocation agreement entered into between Executive and Company dated August 22, 2017 (the “Relocation Agreement”).

2.     Compensation and Related Matters.

(a)     Base Salary. The Executive’s initial annual base salary shall be $260,000. The Executive’s base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers, but no less frequently than semi-monthly. The Executive shall not be required to defer any portion of Base Salary.

(b)     Cash Incentive Compensation. During the Term, the Executive shall be eligible to receive annual cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual cash incentive compensation shall be thirty percent (30%) of the Executive’s Base Salary, and shall be subject to such thresholds as set forth in the Company’s then current compensation policy and guidelines applicable to similarly-situated employees (the “Compensation Policy”). The target annual cash incentive compensation in effect at any given time is referred to herein as the “Target Annual Cash Incentive Compensation.” Except as otherwise provided herein, to earn cash incentive compensation, the Executive must be employed by the Company on the day such cash incentive compensation is paid. Payment of the annual cash incentive compensation shall be made by the Company consistent with the Company’s then current Compensation Policy. The Executive shall be entitled to participate in any other bonus plan established by the Board or the Compensation Committee for similarly-situated employees that is in addition to the Target Annual Cash Incentive Compensation.

(c)     Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and documented expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(d)     Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e)     Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s policies and procedures as in effect from time to time. The Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

3.     Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)     Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)     Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. Such termination shall not affect any vested rights which Executive may have at the time of death pursuant to any insurance or other death benefit plans or agreements of the Company, which shall continue to be governed by the provision of such plans and agreements. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)     Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were retained in the Executive’s position; (iii) continued non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iv) a material breach by the Executive of any of the provisions contained in this Agreement, including the Restrictive Covenants Agreement (as defined below), or in any other agreement between the Executive and the Company, which, if curable, is not cured to the Board’s reasonable satisfaction within fifteen (15) days after written notice thereof to Executive; (v) a material violation by the Executive of the Company’s written employment policies, which, if curable, is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)     Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)     Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events (each a “Good Reason Condition”): (i) a material diminution in the Executive’s Base Salary or Target Annual Cash Incentive Compensation, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a change in the geographic location at which the Executive provides services to the Company, as set forth in Section 1(c) of more than fifty (50) miles (which for the avoidance of doubt does not include a change of location if the Executive telecommutes and voluntarily relocates or decides to start commuting into the office); or (iii) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such Good Reason Condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) the Executive terminates the Executive’s employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)     Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)     Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b), by the Company for Cause under Section 3(c) or by the Company without Cause under Section 3(d), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 60 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.     Compensation Upon Termination.

(a)     Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination and unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); (ii) any accrued but unused vacation (at the rate of Executive’s Base Salary then in effect); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b)     Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive the Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective no later than sixty (60) days following the Termination Date:

(i)     the Company shall pay the Executive an amount equal to six months of the Executive’s Base Salary, (prior to any reduction in Base Salary triggering a resignation for Good Reason, if applicable) plus any incentive compensation earned with respect to any completed calendar year period but unpaid as of the Date of Termination (the “Severance Amount”); and

(ii)     upon the Date of Termination, all stock options and other stock-based awards held by the Executive in which the Executive would have vested if the Executive had remained employed for an additional six months following the Date of Termination shall vest and become exercisable or nonforfeitable as of the Date of Termination; and

(iii)     if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment until the earlier of (i) six months following the date of termination, (ii) the end of the Executive’s COBRA health continuation period or (iii) the date the Executive becomes eligible for insurance coverage in connection with new employment or self-employment (and the Executive’s eligibility for any such benefits shall be promptly reported by the Executive to the Company), in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv)     the amounts payable under Section 4(b)(i) and (iii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over six months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5.     Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control (as defined below). These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to the Executive’s assigned duties and the Executive’s objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a)     Change in Control. During the Term, if within 12 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, no later than sixty (60) days following the Termination Date:

(i)     the Company shall pay the Executive a lump sum in cash in an amount equal to 0.75 times the sum of (A) the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Annual Cash Incentive Compensation for the then-current year; and

(ii)      except as otherwise expressly provided in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards held by the Executive that are subject to time-based vesting shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; and

(iii)     if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment until the earlier of (i) six months following the date of termination, (ii) the end of the Executive’s COBRA health continuation period or (iii) the date the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment (and the Executive’s eligibility for any such benefits shall be promptly reported by the Executive to the Company), in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv)     The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)     Additional Limitation.

(i)     Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)     For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)     The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)     Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)     any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”), any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)     the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii)     the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6.     Section 409A.

(a)     Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)     All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)     To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)     The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)     The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.     Confidential Information, Noncompetition and Cooperation.

(a)     Restrictive Covenants Agreement. The terms of the At-Will Employment, Confidential Information and Invention Assignment Agreement, dated as of the Effective Date, between the Company and the Executive (the “Restrictive Covenants Agreement”), attached hereto as Exhibit A, shall continue to be in full force and effect and are incorporated by reference in this Agreement. The Executive hereby reaffirms the terms of the Restrictive Covenants Agreement as material terms of this Agreement, and acknowledges that the Executive’s obligations under the Restrictive Covenants Agreement shall survive the Date of Termination.

(b)     Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)     Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c) including reasonable attorney fees. In addition, the Company shall pay Executive a per diem fee equal to Executive’s daily rate of compensation at the time of the cessation of Executive’s employment with the Company hereunder (based on the Base Salary then in effect), for each day that Executive is required to provide assistance to the Company.

(d)     Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in the Restrictive Covenants Agreement or this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, in the event the Executive breaches the Restrictive Covenants Agreement or this Section 7 during a period when the Executive is receiving severance payments pursuant to Section 4 or Section 5, the Company shall have the right to suspend or terminate such severance payments. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of the Executive’s duties under this Agreement.

(e)     Protected Disclosures and Other Protected Action. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company, nor do any of the provisions of the Restrictive Covenants Agreement apply to truthful testimony in litigation. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action).

8.     Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the State of Colorado. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9.     Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, provided that the Restrictive Covenants Agreement and the Relocation Agreement remain in full force and effect.

10.     Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11.     Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

12.     Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.     Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14.     Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.     Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16.     Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17.     Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Colorado, without giving effect to the conflict of laws principles thereof.

18.     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19.     Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

20.     Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

21.     Legal Counsel. The Executive hereby acknowledges that the Executive has been advised prior to execution of this Agreement, to seek the advice of legal counsel and has retained and sought the advice of legal counsel in connection with this Agreement. Subject to execution of this Agreement and related documentation by the parties, the Company shall reimburse the Executive for legal fees paid by the Executive, but only up to $5,000, for such legal counsel’s review and advice in respect hereof; provided, that the Executive shall provide reasonable documentation in support thereof. The Executive hereby acknowledges that the Executive has carefully reviewed this Agreement, that the Executive knows and understand the terms of the Agreement, that the Executive has been given adequate time to consider whether to execute the Agreement, that the Executive executed this Agreement knowingly and voluntarily as the Executive’s own free act and deed, and that this Agreement was entered into without fraud, duress or economic or other coercion.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

Viveve Medical, Inc.

Dated: _______________	By:
Its:

Executive

Dated: 5/16/18	/s/ Jim Robbins
Jim Robbins

Exhibit A

Restrictive Covenants Agreement